Exhibit 5.3

CLIFFORD CHANCE

SOCIETE EN COMMANDITE SIMPLE,

INSCRITE AU BARREAU DE LUXEMBOURG

10 BOULEVARD G.D. CHARLOTTE

B.P. 1147

L-1011 LUXEMBOURG

GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1

FAX +352 48 13 85

www.cliffordchance.com

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW) ISSUED IN CONNECTION

WITH A

FILING OF REGISTRATION STATEMENT ON FORM

F-3 RELATING TO REGISTRATION OF NOTES

ISSUANCES BY ANHEUSER-BUSCH INBEV

WORLDWIDE INC. AND ANHEUSER-BUSCH

INBEV FINANCE INC. AND THE RELATED

GUARANTEES

-i-

Our reference: 70-41067768 / MM/MGU/AGE Marc.Mehlen@cliffordchance.com 13 March 2024

To: The Issuers (as defined in Schedule 1 (Definitions)) together the “Addressees”

Filing of Registration Statement on Form F-3 relating to registration of an indeterminate principal amount of notes of the Issuers and related guarantees by the Luxembourg Obligors (the “Registration”)

We have acted as Luxembourg legal advisers of Anheuser-Busch InBev SA/NV (formerly Anheuser-Busch InBev NV/SA) (“AB InBev”), and the Luxembourg Obligors (as defined in Schedule 2 (Luxembourg Obligors)) in connection with the Registration (the “Transaction”).

1.	INTRODUCTION

1.1	Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following documents entered into in connection with the Transaction (the “Transaction Documents”):

1.1.1

A New York law governed base indenture dated 4 April 2018 entered into between, amongst others, Anheuser-Busch InBev Worldwide Inc. as issuer, AB InBev as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee as trustee (the “Base Indenture I”).

1.1.2	A New York law governed guarantee as set out in Article 2 of the Base Indenture I (the “Guarantee I”).

1.1.3

the form of base indenture to be entered into between, amongst others, Anheuser-Busch InBev Finance Inc. as issuer, AB InBev as parent guarantor, each Luxembourg Obligor as subsidiary guarantor and the Trustee as trustee (the “Base Indenture II”).

1.1.4	A New York law governed guarantee as set out in Article 2 of the Base Indenture II (the “Guarantee II”).

1.1.5	The Form F-3 registration statement dated 13 March 2024, including the base prospectus, filed with the SEC (the “F-3 Shelf Registration Statement”).

1.2	Defined terms and interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3	Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

This Opinion Letter is given, amongst others, on the Base Indenture II to which the Luxembourg Obligors will not be a party on the date of this Opinion Letter. All opinions given in this Opinion Letter shall be read as if the Luxembourg Obligors were a party to such Base Indenture II on the date hereof.

1.4	Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1	Brandbev is a company incorporated and existing in Luxembourg as a société à responsabilité limitée.

2.1.2	Brandbrew is a company incorporated and existing in Luxembourg as a société anonyme.

2.2	Capacity and authorisation

2.2.1

Each Luxembourg Obligor has the capacity and power to enter into each of the Transaction Documents to which it is, or will be, a party and to exercise its rights and to perform its obligations under those Transaction Documents.

2.2.2	All necessary corporate action has been taken to enable the Luxembourg Obligors validly to enter into and to perform their obligations under the Base Indentures and the Guarantees.

2.3	Due execution

Each of the Luxembourg Obligors has duly executed the Base Indenture I.

2.4	Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by the Luxembourg Obligors in the Base Indenture I and the Guarantees thereunder (when such Guarantee has been duly executed by such Luxembourg Obligor) would, if analysed by a Luxembourg court in proceedings commenced in Luxembourg, be recognised by a Luxembourg court as their legal, valid and binding obligations, enforceable in accordance with their terms.

The obligations expressed to be assumed by the Luxembourg Obligors in the Base Indenture II and the Guarantees thereunder (when such Guarantee has been duly executed by such Luxembourg Obligor) to which they will become a party would, if analysed by a Luxembourg court in proceedings commenced in Luxembourg and once the Base Indenture II is entered into by the Luxembourg Obligors, be recognised by a Luxembourg court as their legal, valid and binding obligations, enforceable in accordance with their terms.

2.5	Immunity

In any proceedings taken in Luxembourg in relation to the Transaction Documents, the Luxembourg Obligors will not be entitled to claim general immunity from suit or enforcement.

3.	NO JUDICIAL OR ADMINISTRATIVE PROCEEDINGS

According to the Negative Certificates, no Decision opening Judicial or Administrative Proceedings against the Luxembourg Obligors has been registered with the RCS on the date stated therein. The Negative Certificates do not indicate whether a Decision has been taken or a Judicial or Administrative Proceeding has been opened. The registration of a Decision must be requested by the legally determined persons at the latest one month after the Decision has been rendered. As a consequence, a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence, the Negative Certificates are not conclusive as to the opening and existence or not of Decisions or Judicial or Administrative Proceedings and should not be relied upon as such. The Negative Certificates do, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial or Administrative Proceedings has been presented or made.

4.	SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than AB InBev and the Luxembourg Obligors and the delivery of this Opinion Letter to any person other than AB InBev and the Luxembourg Obligors does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them. No opinion is expressed or implied in this Opinion Letter in relation to any Notes or their respective issuances.

Except in as far as the entry by the Luxembourg Obligors into and the performance by the Luxembourg Obligors of their obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.

We express no opinion on the applicability of or compliance with the Regulation (EU) No. 648/2012 on OTC derivatives, central counterparties and trade repositories (the “EMIR Regulation”), of Regulation (EU) No. 909/2014 on improving securities settlement in the European Union and on central securities depositories (the “CSD Regulation”), of Regulation (EU) No. 2015/2365 on transparency of securities financing transactions and of reuse (“SFTR Regulation”) or any obligations arising for the parties pursuant to each of the EMIR Regulation and the CSD Regulation and the SFTR Regulation, each as amended as well as any delegated acts or implementing regulations.

We express no opinion with respect to any data protection matters relevant to or referred to in the Transaction Documents.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

5.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Addressees.

It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)	any person to whom disclosure is required to be made (i) by applicable law or court order or (ii) pursuant to the rules or regulations of any supervisory or regulatory body;

(b)	any person in connection with any actual or potential judicial proceedings relating to the Transaction to which each of the Addressees is a party; and

(c)	the directors, officers, employees, auditors and professional advisers of any Addressee.

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s) and (iii) such person agrees not to further disclose this Opinion Letter or its contents to any person, other than as permitted above, without prior written consent.

We consent to the filing of this Opinion Letter as an exhibit to the F-3 Shelf Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the SEC thereunder.

CLIFFORD CHANCE

/s/ Marc Mehlen

Marc Mehlen*

Avocat à la Cour

*	The undersigned is acting as manager of Clifford Chance GP, the general partner of Clifford Chance.

SCHEDULE 1

DEFINITIONS

“Authorised Signatories” means, in respect of each Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Base Indentures” means collectively the Base Indenture I and the Base Indenture II.

“Board Resolutions” means, in respect of the Luxembourg Obligors, the board resolutions listed under the heading Board Resolutions in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Business Preservation Law” means the Luxembourg law dated 7 August 2023 on business preservation and the modernisation of the bankruptcy laws.

“Constitutional Documents” means, in respect of each Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Decision” means any judicial or administrative decision opening Judicial or Administrative Proceedings.

“Directive 2006/43/EC” means Directive 2006/43/EC of the European Parliament and of the Council of 17 May 2006 on statutory audits of annual accounts and consolidated accounts, as amended.

“eIDAS Regulation” means Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market.

“Excerpts” means all of the excerpts listed under the headings Excerpts in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Guarantees” means collectively the Guarantee I and the Guarantee II.

“Issuers” means collectively the Issuer I and the Issuer II.

“Issuer I” means Anheuser-Busch InBev Worldwide Inc., One Busch Place, St. Louis, MO 63118, United States of America, as issuer under the Base Indenture I.

“Issuer II” means Anheuser-Busch InBev Finance Inc., 250 Park Avenue, New York, NY 10177, United States of America, as issuer under the Base Indenture II.

“Judicial or Administrative Proceedings” means one of the judicial or administrative proceedings referred to in article 13, items 4 to 11, 16 and 17 of the RCS Law, including in particular, bankruptcy (faillite), judicial reorganisation (réorganisation judiciaire), suspension of payments (sursis de paiement), judicial liquidation (liquidation judiciaire) and administrative dissolution without liquidation (dissolution administrative sans liquidation) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligors” means each of the companies specified in Schedule 2 (Luxembourg Obligors).

“Negative Certificates” means all of the negative certificates listed under the heading Negative Certificates in paragraph 2 (Corporate Documents) of Schedule 3 (Documents).

“Notes” means any and all notes and securities issued from time to time by the Issuers under and pursuant to the Base Indentures.

“Other Party” means each party to the Transaction Documents other than the Luxembourg Obligors.

“Parties” means all of the parties to the Transaction Documents.

“Prospectus Law” means the Luxembourg law dated 16 July 2019 on prospectuses for securities.

“Prospectus Regulation” means Regulation (EU) No 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“REGINSOL” means the insolvency register (Registre de l’insolvabilité) held and maintained by the RCS.

“Regulation 1215/2012” means Regulation (EU) No. 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast).

“Regulation 537/2014” means Regulation (EU) No. 537/2014 of the European Parliament and of the Council of 16 April 2014 on specific requirements regarding statutory audit of public-interest entities.

“Regulation 2015/848” means Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“RESA” means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).

“Rome I Regulation” means Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No. 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“SEC” means the U.S. Securities and Exchange Commission.

“Trustee” means The Bank of New York Mellon Trust Company, N.A..

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

SCHEDULE 2

LUXEMBOURG OBLIGORS

Brandbev S.à r.l., a société à responsabilité limitée, having its registered office at 15 Breedewues, L-1259 Senningerberg, Grand Duchy of Luxembourg, registered with the RCS under number B80984 (“Brandbev”).

Brandbrew S.A., a société anonyme, having its registered office at 15 Breedewues, L-1259 Senningerberg, Grand Duchy of Luxembourg, registered with the RCS under number B75696 (“Brandbrew”).

SCHEDULE 3

DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.	TRANSACTION AND ANCILLARY DOCUMENTS

(a)	Executed copy of the F-3 Shelf Registration Statement.

(b)	Executed copy of the Base Indenture I.

(c)	Copy of the latest form of the Base Indenture II.

2.	CORPORATE DOCUMENTS

2.1	Relating to Brandbev:

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 28 August 2018.

(b)	Board Resolutions

A copy of the written resolutions of its board of managers dated 15 March 2018 and approving, inter alia, the entry by Brandbev into the Base Indenture I.

A copy of a written resolution of its board managers dated 7 March 2024 and approving the entry or the issuance (as the case may be) by Brandbev of, inter alia, the F-3 Shelf Registration Statement and authorising Mr. Michel Doukeris, Mr. Fernando Tennenbaum, Mr. John Blood, Ms. Katherine Barrett, Mr. Thomas Larson, Ms. Lauren Pratt, Ms. Ann Randon, Ms. Daniela Rodrigues, Ms. Yulia Lyubavina, Mr. Gert Boulangé, Mr. Bert Van Boxel, Mr. Alexandre Bueno, Mr. Rafael Saliba, Mr. Patrick Ryan, Mr. Jan Vandermeersch, Mr. Guy Ernotte Dumont, Ms. Christine Delhaye, Mr. Noah Faase and Mr. Nick Dezwarte (the “Authorised Signatories”) to execute, inter alia, the F-3 Shelf Registration Statement on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 13 March 2024.

(d)	Negative Certificate

A certificate issued by the REGINSOL on 13 March 2024 stating that as of 12 March 2024, no Decision has been registered with the RCS by application of article 13, items 4 to 12, 16 and 17 of the RCS Law, according to which Brandbev would be subject to Judicial or Administrative Proceedings.

2.2	Relating to Brandbrew:

(a)	Constitutional Documents

A copy of its coordinated articles of association dated 28 August 2018.

(b)	Board Resolutions

A copy of the written resolutions of its board of directors dated 15 March 2018 and approving, inter alia, the entry by Brandbrew into the Base Indenture I.

A copy of a written resolution of its board managers dated 7 March 2024 and approving the entry or the issuance (as the case may be) by Brandbrew of, inter alia, the F-3 Shelf Registration Statement and authorising Mr. Michel Doukeris, Mr. Fernando Tennenbaum, Mr. John Blood, Ms. Katherine Barrett, Mr. Thomas Larson, Ms. Lauren Pratt, Ms. Ann Randon, Ms. Daniela Rodrigues, Ms. Yulia Lyubavina, Mr. Gert Boulangé, Mr. Bert Van Boxel, Mr. Alexandre Bueno, Mr. Rafael Saliba, Mr. Patrick Ryan, Mr. Jan Vandermeersch, Mr. Guy Ernotte Dumont, Ms. Christine Delhaye, Mr. Noah Faase and Mr. Nick Dezwarte (the “Authorised Signatories”) to execute, inter alia, the F-3 Shelf Registration Statement on its behalf.

(c)	Excerpt

An excerpt from the RCS dated 13 March 2024.

(d)	Negative Certificate

A certificate issued by the REGINSOL on 13 March 2024 stating that as of 12 March 2024, no Decision has been registered with the RCS by application of article 13, items 4 to 12, 16 and 17 of the RCS Law, according to which Brandbrew would be subject to Judicial or Administrative Proceedings.

SCHEDULE 4

ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date the Transaction Documents have been or will be (as the case may be) entered into and for any time period in between such dates.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	The legal capacity of all managers, in respect of Brandbev and directors in respect of Brandbrew and any other authorised signatories.

(c)	The persons purported to have signed have in fact signed.

(d)	The F-3 Shelf Registration Statement has in fact been signed (by manual signature) on behalf of each of the Luxembourg Obligors respectively by two of its respective Authorised Signatories.

(e)	The Base Indenture II will in fact be signed (by manual or electronic signature) on behalf of each of the Luxembourg Obligors by two of its respective Authorised Signatories acting jointly.

(f)

The Base Indenture I and F-3 Shelf Registration Statement listed in Schedule 3 (Documents) has been executed on the date specified in that document by all parties to it (other than the Luxembourg Obligors).

(g)	The F-3 Shelf Registration Statement has been executed in the form reviewed by us.

(h)	The Base Indenture II will be executed by the Luxembourg Obligors in the form reviewed by us.

2.	FOREIGN LAWS

(a)

All obligations under the Transaction Documents are and, as applicable, once entered into by the Parties thereto, will be valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law is, and the choice of such governing law and will be, once the Transaction Documents are entered into by the Parties thereto, valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is, and will be, no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)	The provisions relating to the choice of jurisdiction contained in each of the Base Indentures are and will be part of the respective Guarantees as a matter of New York law.

(c)	The choice of law and choice of jurisdiction provisions of any underwriting agreement are and will be part of the relevant pricing agreement as a matter of New York law.

(d)

As a matter of New York law, the jurisdiction clause set forth in Section 114 of each of the Base Indentures, and which is and will be also applicable as a governing term of the respective Guarantees is and will be non-exclusive for all parties thereto.

(e)

Any choice of jurisdiction, other than a choice of the courts of Luxembourg, is and will be legal, valid, binding and enforceable as a matter of the law governing the relevant clause, the laws of the jurisdiction of the designated courts and all other relevant laws (other than, but only to the extent opined upon herein, Luxembourg law).

(f)

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) have been or will be (as the case may be) duly fulfilled, performed and effected.

(g)

There are, and there will be, no provisions of the laws of any jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would adversely affect the opinions expressed in this Opinion Letter.

3.	NOTES

(a)

The Notes are not and will not be the subject of a public offering in any jurisdiction, and in particular, in Luxembourg, for the purposes of the Prospectus Law or the Prospectus Regulation or any other applicable legislation or regulation, and no form of invitation, offer, application, advertisement or other material relating to the Notes is or will be distributed or published in Luxembourg or in any other jurisdiction.

(b)

The Notes are not and will not be listed and/or admitted to trading on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Regulation or any other applicable laws or regulations, and the Notes are not and will not be listed or admitted to trading on any other market or trading venue in Luxembourg or in any other jurisdiction.

(c)	The Trustee, the underwriters and the holders of the Notes (or their respective representatives, as the case may be) are not and will not be incorporated or established in Luxembourg.

4.	SECURITY

No security interest is, or will be (as the case may be), created or purported to be created under the Transaction Documents.

5.	CORPORATE MATTERS

(a)	Each Party (other than the Luxembourg Obligors, but only to the extent opined upon herein) is and will remain duly incorporated or organised and validly existing.

(b)	Each Other Party has validly entered into the F-3 Shelf Registration Statement and the Base Indenture I.

(c)

The Parties (other than the Luxembourg Obligors, but only to the extent opined upon herein) have and will have the corporate power and authority to enter into, deliver (where applicable) and perform their obligations under the Transaction Documents (other than the F-3 Shelf Registration Statement and the Base Indenture I) to which they will be a party, under any applicable law (including Luxembourg law), and all necessary corporate action will be taken, under any applicable law (including Luxembourg law), to enable them validly to enter into, to execute and deliver (where applicable) the Transaction Documents (other than the F-3 Shelf Registration Statement and the Base Indenture I) to which they will be a party.

(d)

The entry by the Parties (other than the Luxembourg Obligors, but only to the extent opined upon herein) into the Transaction Documents to which they are or will be a party is and will be (as applicable), at the time of the Parties’ entry into such Transaction Documents, legal, valid and binding on them under the laws of their respective places of incorporation or organisation and under all other applicable laws (including Luxembourg law), in their best corporate interest and such entry into and performance of the obligations undertaken are and will be (as applicable), and remain and will remain, duly approved and authorised or covered by all necessary corporate, partnership, governmental and other action or licenses in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws (including Luxembourg law) and the entry into and performance of the Transaction Documents by the Parties (where applicable) do not and will not conflict with their respective articles of association or constitutive documents (other than, but only to the extent opined upon herein) the Constitutional Documents)).

(e)

The Parties (other than the Luxembourg Obligors) will duly authorise the Transaction Documents (other than the F-3 Shelf Registration Statement and the Base Indenture I) to which they will be a party, and the Parties will duly execute the Transaction Documents (other than the F-3 Shelf Registration Statement and the Base Indenture I) to which they will be a party.

(f)	There have been no amendments to the Constitutional Documents.

(g)	The Excerpts are true, accurate and up-to-date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(h)

The Negative Certificates are correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(i)	The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(j)	The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(k)

The Luxembourg Obligors are not subject to bankruptcy (faillite), judicial or consensual reorganisation measures under the Business Preservation Law, suspension of payments (sursis de paiement), court ordered liquidation (liquidation judiciaire), voluntary dissolution or liquidation (dissolution ou liquidation volontaire), administrative dissolution without liquidation (dissolution administrative sans liquidation) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(l)

The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of each Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and each Luxembourg Obligor has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation 2015/848 or domestic Luxembourg law, including Luxembourg tax law and any relevant double tax treaties concluded by Luxembourg).

(m)	The entry into, the execution of and the performance under the Transaction Documents are and will be in the corporate interest of the Luxembourg Obligors.

(n)

The Parties entered into or will enter into (as the case may be) the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

(o)	No moneys to be raised under or pursuant to the issuance of the Notes have been or will be used to finance or refinance an acquisition of or subscription to shares in Brandbrew.

6.	NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

SCHEDULE 5

RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)

The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, resolution, administration, reconstruction or other laws affecting the enforcement of creditors’ rights generally.

(b)

Any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligors (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligors’ bankruptcy (faillite) or any similar procedure.

2.	ENFORCEABILITY OF CLAIMS

(a)	The rights and obligations of the Parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)	Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)	Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)	Any representation, warranty or undertaking given by the Luxembourg Obligors is only binding upon it and is not binding upon its shareholders.

(e)

Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(f)	The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(g)

Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgment expressed as an order to pay a currency other than Euro, enforcement of the judgment against any Party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(h)

A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default or breach may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

(i)

Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(j)

Insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

(k)

The enforcement of the Transaction Documents and the rights and obligations of the Parties will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(l)

Provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against the Luxembourg Obligors before a Luxembourg court even if they are valid under the respective governing law.

(m)	Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(n)	We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(o)	Provisions according to which the Trustee is authorised to sue on behalf of the Luxembourg Obligors may not be enforceable.

(p)

Any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of a Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(q)

The right of a Party to recover legal counsel’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

(r)	An agreement may not create rights or obligations for third parties who are not a party to such agreement.

3.	TAXATION

The registration of the Transaction Documents is required if such Transaction Documents are either (i) attached as an annex to an act (annexés à un acte) that itself is subject to mandatory registration or (ii) deposited in the minutes of a notary (déposés au rang des minutes d’un notaire). In such cases, as well as in case of a voluntary registration, the Transaction Documents will be subject to registration duties payable by the party registering, or being ordered to register, the Transaction Documents. Depending on the nature of the Transaction Documents, such registration duties would be ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a registration duty of 12€ for a pledge).

4.	CORPORATE MATTERS

(a)

A company falling within the scope of Article 1200-1 of the Law on Commercial Companies, i.e. not respecting any provision of Luxembourg criminal law or which seriously contravenes any provision of the Luxembourg commercial code or any other Luxembourg law applicable to commercial companies, may be put into (i) judicial dissolution and liquidation or (ii) if such company has no assets and no employees, administrative dissolution without liquidation (dissolution administrative sans liquidation), each time upon the application of the public prosecutor.

(b)

The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligors the publication of which is required by law) will only be enforceable against third parties after they have been published in the RESA, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(c)

Any provision in any of the Transaction Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of the Luxembourg Obligors by its shareholders or members may contravene the requirements of Directive 2006/43/EC and Regulation 537/2014 and may therefore become null and void.

(d)

An electronic signature complying with the requirements of article 1322-1 of the Luxembourg Civil Code (i.e. consisting in a set of data that is inseparably associated to the document and guarantees its integrity and that identifies the signatory and proves the signatory’s consent to the content of the document) or constituting a qualified electronic signature under the eIDAS Regulation has an equivalent effect to a handwritten signature and can be used for the execution of agreements such as the Base Indenture II. An electronic signature which does not comply with these requirements can also be used for the execution of agreements such as the Base Indenture II but will not have all the legal effects of a hand-written signature. In case of a dispute as to its effects, it will however not be dismissed in court merely on the grounds that it is an electronic signature. The document signed with such an electronic signature will be admissible in evidence by a Luxembourg court and the electronic signature will constitute a means to prove the consent of the person purported to have signed.

5.	GOVERNING LAW

(a)	The Luxembourg courts would not apply a chosen foreign law if:

(i)	the choice was not made bona fide, or

(ii)	the foreign law was not pleaded and proved, or

(iii)	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

(b)	A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)

where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)

where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)

if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)

if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 2015/848.

(c)

We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)

The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust (in particular the segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trusts Convention and the general exception of public order. In relation to the provision of any Transaction Document providing that a Luxembourg Obligor shall hold on trust certain assets received, the non-recognition of the trust under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the relevant Luxembourg Obligor, which claim will rank pari passu with the claims of other unsecured creditors of the relevant Luxembourg Obligor.

6.	JURISDICTION

(a)	A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(b)

Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)

The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgment attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection with assets located in Luxembourg notwithstanding the submission to the jurisdiction of the courts of other countries, and such action would be governed by Luxembourg law.

(d)	Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

7.	OTHER MATTERS

(a)

A contractual provision allowing the service of process against the Luxembourg Obligors or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Obligors in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligors would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)

Any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of a Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of a Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(c)

The admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)	A discretion established in favour of one Party by any of the Transaction Documents will have to be exercised in a reasonable manner.

(e)

With respect to provisions under which determination of circumstances or certification by any Party is stated or implied to be conclusive and binding upon each of the Luxembourg Obligors, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a Party to provide further evidence.

(f)

All rights and obligations arising under the Transaction Documents involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law or applicable or applied in Luxembourg. We express no opinion on any provision which has the effect of contravening the Blocking Regulation or any consequences thereof.

(g)	A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

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